Filed pursuant to Rule 424(b)(2)
Prospectus supplement	Registration No. 333-157771
(To the prospectus dated September 18, 2009 and
prospectus supplement dated February 28, 2011)
115,856 shares
Common stock
     Pursuant to the distribution agreements entered into with First Industrial, L.P., a Delaware limited partnership and our operating partnership, and each of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Keegan & Company, Inc., Piper Jaffray & Co., Lazard Capital Markets LLC and Macquarie Capital (USA) Inc., a form of which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2011 and is incorporated by reference herein, we sold a total of 115,856 shares of our common stock, $0.01 par value per share, in open market transactions on the NYSE between April 1, 2011 and June 30, 2011 through Wells Fargo Securities, LLC acting as our agent. The weighted average sale price for these transactions was $12.25 per share, before commissions. We received net proceeds of approximately $1,391,000 from these sales, after payment of SEC filing fees, wire fees and other fees and payment of compensation of approximately $28,000 to Wells Fargo Securities, LLC.
     Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on August 4, 2011 was $9.71 per share.
     Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated February 28, 2011 and beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2010.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 18, 2009 and the prospectus supplement dated February 28, 2011.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 5, 2011